Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Arch Coal, Inc. for the registration of $375,000,000 of 9.875% Senior Notes due 2019 and to the incorporation by reference therein of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Arch Coal, Inc., and the effectiveness of internal control over financial reporting of Arch Coal, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
August 15, 2013